Exhibit 99.1

EXECUTION COPY

IMS JAPAN K.K.

(IMS Health Incorporated, Guarantor)

MASTER NOTE PURCHASE AGREEMENT

Dated as of January 27, 2006

$500,000,000 (Yen Denominated Equivalent)

Aggregate Principal Amount

Senior Notes Issuable in Series

Initial Issuance of

¥34,395,000,000 1.70% Guaranteed Senior Notes, Series 2006-A, due January 27, 2013

Series 2006-A PPN: J2301# AC 2

6.	REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR		11
	6.1	Organization; Power and Authority	11
	6.2	Authorization	11
	6.3	Disclosure	11
	6.4	Organization and Ownership of Shares of Subsidiaries	11
	6.5	Financial Statements	12
	6.6	Compliance with Laws, Other Instruments, etc.	12
	6.7	Governmental Authorizations	13
	6.8	Litigation; Observance of Agreements, Statutes and Orders	13
	6.9	Taxes	13
	6.10	Title to Property; Leases	14
	6.11	Licenses, Permits, etc.	14
	6.12	Compliance with ERISA; Non-U.S. Plans	14
	6.13	Private Offering	16
	6.14	Use of Proceeds; Margin Regulations	16
	6.15	Existing Debt; Future Liens	16
	6.16	Foreign Assets Control Regulations, etc.	17
	6.17	Status Under Certain Statutes	17
	6.18	Environmental Matters	17
	6.19	Priority	18

7.	REPRESENTATIONS OF THE PURCHASERS		18
	7.1	Purchase for Investment	18
	7.2	Accredited Investor	18
	7.3	Source of Funds	18
	7.4	Eligible Investor; Japanese Investor	20

8.	INFORMATION AS TO THE COMPANY AND THE GUARANTOR		20
	8.1	Financial and Business Information	20
	8.2	Officer’s Certificate	23
	8.3	Visitation	24

9.	PREPAYMENT OF THE NOTES		24
	9.1	No Scheduled Payments	24
	9.2	Optional Prepayments with Make-Whole Amount	24
	9.3	Offer to Prepay Upon Change of Control	25
	9.4	Allocation of Partial Prepayments	26
	9.5	Maturity; Surrender, etc.	26
	9.6	Purchase of Notes	26
	9.7	Make-Whole Amount	26

10.	AFFIRMATIVE COVENANTS		31
	10.1	Compliance with Law	31
	10.2	Insurance	31
	10.3	Maintenance of Properties	32
	10.4	Payment of Taxes and Claims	32
	10.5	Corporate Existence, etc.	32

	10.6	Maintenance of Ownership	33
	10.7	Priority	33

11.	NEGATIVE COVENANTS		33
	11.1	Consolidated Debt Ratio	33
	11.2	Fixed Charge Coverage Ratio	33
	11.3	Priority Debt	33
	11.4	Limitation on Liens	33
	11.5	Merger, Consolidation, etc.	35
	11.6	Sales of Assets	36
	11.7	Designation of Restricted and Unrestricted Subsidiaries	37
	11.8	Transactions with Affiliates	37

12.	EVENTS OF DEFAULT		38

13.	REMEDIES ON DEFAULT, ETC.		40
	13.1	Acceleration	40
	13.2	Other Remedies	41
	13.3	Rescission	41
	13.4	No Waivers or Election of Remedies, Expenses, etc.	41

14.	GUARANTY OF NOTES		42
	14.1	Guaranty	42
	14.2	Waivers; Obligation Unconditional	42
	14.3	Collection Expenses	43
	14.4	No Subrogation until Payment in Full	43

15.	TAX INDEMNIFICATION		43

16.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		47
	16.1	Registration of Notes	47
	16.2	Transfer and Exchange of Notes	47
	16.3	Replacement of Notes	48

17.	PAYMENTS ON NOTES		48
	17.1	Home Office Payment	48
	17.2	Certain Taxes	48
	17.3	Survival	49

18.	EXPENSES, ETC.		49
	18.1	Transaction Expenses	49
	18.2	Certain Taxes	49
	18.3	Survival	50

19.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		50

20.	AMENDMENT AND WAIVER		50
	20.1	Requirements	50
	20.2	Solicitation of Holders of Notes	50
	20.3	Binding Effect, etc.	51
	20.4	Notes Held by Company, etc.	51

21.	NOTICES		51

22.	REPRODUCTION OF DOCUMENTS		52

23.	CONFIDENTIAL INFORMATION		52

24.	SUBSTITUTION OF PURCHASERS		53

25.	MISCELLANEOUS		53
	25.1	Successors and Assigns	53
	25.2	Payments Due on Non-Business Days	54
	25.3	Accounting Terms	54
	25.4	Severability	54
	25.5	Construction	54
	25.6	Counterparts	54
	25.7	Governing Law	55
	25.8	Jurisdiction and Process; Waiver of Jury Trial	55
	25.9	Payment in Yen	56
	25.10	Date and Time References	56

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms
SCHEDULE 4.9	—	Changes in Corporate Structure
SCHEDULE 5.3	—	Disclosure Materials
SCHEDULE 5.4	—	Subsidiaries
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.8	—	Litigation Involving Company
SCHEDULE 5.11	—	Licenses, Permits, etc. of the Company
SCHEDULE 5.15	—	Existing Debt
SCHEDULE 6.4	—	Subsidiaries of the Guarantor
SCHEDULE 6.8	—	Litigation Involving Guarantor
SCHEDULE 6.11	—	Licenses, Permits, etc. of the Guarantor
SCHEDULE 6.15	—	Existing Debt of the Guarantor
SCHEDULE 11.4	—	Liens

EXHIBIT 1.1	—	Form of Series 2006-A Senior Note
EXHIBIT 1.2	—	Form of Supplement
EXHIBIT 4.4(a)	—	Form of Opinion of Japanese Counsel for the Company
EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Guarantor and General Counsel for the Guarantor
EXHIBIT 4.4(c)	—	Form of Opinion of Special Counsel for the Purchasers

v

IMS JAPAN K.K.

Aobadai Hills

4-7-7 Aobadai

Meguro-Ku, Tokyo 153-0042

IMS HEALTH INCORPORATED

1499 Post Road

Fairfield, CT

(203) 319-4700

Fax (203) 319-4533

$500,000,000 (Yen Denominated Equivalent)

Aggregate Principal Amount

Senior Notes Issuable in Series

¥34,395,000,000 1.70% Guaranteed Senior Notes, Series 2006-A, due January 27, 2013

Dated as of January 27, 2006

TO EACH OF THE PURCHASERS LISTED IN

THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

IMS JAPAN K.K., a Japanese corporation (the “Company”), and IMS HEALTH INCORPORATED, a Delaware corporation (the “Guarantor”), agree with you as follows:

1.                                      AUTHORIZATION OF NOTES.

1.1                               Description of Notes.

The Company has authorized the issue and sale of ¥34,395,000,000 aggregate principal amount of its 1.70% Guaranteed Senior Notes, Series 2006-A, due January 27, 2013 (the “Series 2006-A Notes”).  The payment of the Notes and the performance by the Company of its obligations under this Agreement are fully and unconditionally guaranteed by the Guarantor, as provided in Section 14.  The Notes will be substantially in the form set out in Exhibit 1.1, with such changes therefrom, if any, as may be approved by each of the purchasers of such Notes, the Company and the Guarantor.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2                               Additional Series of Notes.

In addition to the issuance and sale of the Series 2006-A Notes, the Company may from time to time issue and sell one or more additional series of notes (the “Additional Notes” and together with the Series 2006-A Notes, the “Notes,” such term to include any such Notes issued in substitution therefor pursuant to Section 16 of this Agreement) pursuant to this Agreement, provided that the aggregate principal amount of all Notes issued pursuant to this Agreement shall not exceed the Yen equivalent of $500,000,000.  Each series of Additional Notes will be issued pursuant to a supplement to this Agreement (a “Supplement”) in substantially the form of Exhibit 1.2, and will be subject to the following terms and conditions:

(a)                                  the designation of each series of Additional Notes shall distinguish such series from the Notes of all other series;

(b)                                 each series of Additional Notes may consist of different and separate tranches and may differ as to outstanding principal amounts, maturity dates, interest rates and premiums or make-whole amounts, if any, and price and terms of redemption or payment prior to maturity;

(c)                                  all Notes issued under this Agreement, including pursuant to any Supplement, shall rank pari passu with each other;

(d)                                 each series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory or optional prepayments, if any, on the dates and with the make-whole amounts, premiums or breakage amounts, if any, as are provided in the Supplement under which such Additional Notes are issued, and shall have such additional or different conditions precedent to closing and such additional or different representations and warranties or, subject to Section 1.2(e), other terms and provisions as shall be specified in such Supplement;

(e)                                  any additional or more restrictive covenants, Defaults, Events of Default, rights or similar provisions that are added by a Supplement for the benefit of the series of Notes to be issued pursuant to such Supplement shall apply to all outstanding Notes, whether or not the Supplement so provides; and

(f)                                    except to the extent provided in foregoing clause (d), all of the provisions of this Agreement shall apply to all Additional Notes.

2.                                      SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and each of the other purchasers named in Schedule A (the “Other Purchasers”), and you and the Other Purchasers will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your and their names in Schedule A at the purchase price of 100% of the principal amount thereof.  Your obligation hereunder and the obligations of the Other Purchasers are several and not joint obligations and you shall have no liability to any Person for the performance or non-performance by any Other Purchaser hereunder.

3.                                      CLOSING.

The sale and purchase of the Series 2006-A Notes to be purchased by you and the Other Purchasers shall occur at the offices of Foley & Lardner LLP, Suite 2800, 321 North Clark Street, Chicago, Illinois  60610, at 12:00 p.m., Tokyo time, at a closing (the “Closing”) on January 27, 2006 or at such other place and/or on such other Business Day thereafter on or prior to January 31, 2006 as may be agreed upon by the Company and you and the Other Purchasers.  At the Closing, the Company will deliver to you the Series 2006-A Notes to be purchased by you in the form of a single Series 2006-A Note (or such greater number of Series 2006-A Notes in denominations of at least ¥50,000,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the account designated by the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account designated by the Company at Mizuho Corporate Bank Ltd. Tokyo, Tokyo, Japan, SWIFT Code MHCBJPJTXXX, Account #035811, Account Name: Wachovia Bank NA, London (Swift ID: PNBPGBSLXXX), Reference IMS Health Incorporated.  If at the Closing the Company fails to tender such Series 2006-A Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your reasonable satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.                                      CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your reasonable satisfaction or waiver, prior to or at the Closing, of the following conditions:

4.1                               Representations and Warranties.

The representations and warranties of the Company and the Guarantor in this Agreement shall be correct when made and at the time of the Closing.

4.2                               Performance; No Default.

Each of the Company and the Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as described in Section 5.14), no Default or Event of Default shall have occurred and be continuing.

4.3                               Compliance Certificates.

(a)                                  Officer’s Certificate.  Each of the Company and the Guarantor shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)                                 Secretary’s Certificate.  The Company shall have delivered to you a certificate of an officer and the Guarantor shall have delivered to you a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreement.

4.4                               Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Anderson Mori & Tomotsune, Japanese counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you), (b) from Sullivan & Cromwell LLP, special New York counsel for the Guarantor, and from Robert H. Steinfeld, General Counsel of the Guarantor, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company and the Guarantor hereby instruct such counsel to deliver such opinion to you) and (c) from Foley & Lardner LLP, your special counsel in connection with your purchase of the Notes, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as you may reasonably request.

4.5                               Purchase Permitted By Applicable Law, etc.

On the date of the Closing, your purchase of the Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6                               Sale of Other Notes.

Contemporaneously with the Closing, the Company shall sell to the Other Purchasers, and the Other Purchasers shall purchase, the Notes to be purchased by them as specified in Schedule A.

4.7                               Payment of Special Counsel Fees.

Without limiting the provisions of Section 17.1, the Company shall have paid on or before the Closing, the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel provided to the Company at least one Business Day prior to the Closing.

4.8                               Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners (“SVO”)) shall have been obtained for the Series 2006-A Notes.

4.9                               Changes in Corporate Structure.

Except as specified in Schedule 4.9, neither the Company nor the Guarantor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and neither shall have succeeded to all or any substantial part of the liabilities of any other entity at any time following the date of the most recent audited financial statements referred to in Schedule 5.5.

4.10                        Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

4.11                        Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

5.1                               Organization; Power and Authority.

The Company is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except for instances of lack of such power or authority that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2                               Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and except that specific performance of non-monetary obligations may not be awarded by Japanese courts.

5.3                               Disclosure.

The descriptions of the Company and the Notes contained in the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 (the “Disclosure Documents”), as of their respective dates, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2004, there has been no change in the financial condition, operations, business or properties of the Company, except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.4                               Organization and Ownership of Shares of Subsidiaries.

Except as disclosed in Schedule 5.4, the Company has no Subsidiaries.

5.5                               Financial Statements.

The Company has delivered to you copies of each of the financial statements of the Guarantor and its Subsidiaries listed on Schedule 5.5.

5.6                               Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under its articles of incorporation or by-laws, the Credit Agreement, the 2003 Notes or any other Material agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority, including the USA Patriot Act, applicable to the Company, except as to any of the foregoing for matters affecting Subsidiaries that, individually or in the aggregate, would not have a Material Adverse Effect.

5.7                               Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, except for any that have been obtained or made and except for information filings with the Securities and Exchange Commission under the Exchange Act and except that the Company is required to file a report with the relevant Governmental Authorities of Japan pursuant to the Foreign Exchange and Trade Control Law of Japan following the Closing.  It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Japan of this Agreement or the Notes that either of them or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

5.8                               Litigation; Observance of Agreements, Statutes and Orders.

(a)                                  Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9                               Taxes.

(a)                                  The Company has filed all income tax returns and information statements that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent such taxes have become due and payable, other than those not yet delinquent and except for taxes and assessments (or filings in respect of taxes and assessments) (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being, or is about to be, contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP or (iii) the failure of which to file or pay, including penalties and interest, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)                                 No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of Japan or any political subdivision thereof will be incurred by the Company or any holder of a Note as a result of the execution or delivery of this Agreement or the Notes and no deduction or withholding in respect of Taxes imposed by or for the account of any Governmental Authority of Japan or, to the knowledge of the Company, any other Taxing Jurisdiction, is required to be made from any payment by the Company under this Agreement or the Notes except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of Japan arising out of circumstances described in clause (a), (b), (c) or (d) of Section 15.

5.10                        Title to Property; Leases.

The Company has good and sufficient title to its Material properties and assets, including all such properties reflected in the most recent audited balance sheet of the Guarantor referred to in Section 5.5 or purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect.  All Material leases are valid and subsisting and are in full force and effect in all material respects.

5.11                        Licenses, Permits, etc.

(a)                                  Except as disclosed in Schedule 5.11, the Company owns or possesses all licenses, permits, franchises and authorizations that, individually or in the aggregate, are Material, without known conflict with the rights of others, except for those failures to own or possess or those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

(b)                                 To the knowledge of the Company, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto used in its businesses as currently conducted, without known conflict with the rights of others, except for those failures to own or possess or those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

5.12                        Non-U.S. Plans.

All Non-U.S. Plans of the Company have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

5.13                        Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Series 2006-A Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 1 other Institutional Investors, each of which has been offered the Series 2006-A Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would require registration of the Series 2006-A Notes (or the Guarantor’s Guaranty thereof) under the Securities and Exchange Law of Japan or Section 5 of the Securities Act.

5.14                        Use of Proceeds; Margin Regulations.

The Company will use the net proceeds from the sale of the 2006-A Notes for general corporate purposes, including the repayment of indebtedness of the Company.  No part of the proceeds from the sale of the 2006-A Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15                        Existing Debt; Future Liens.

(a)                                  Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company as of January 20, 2005, since which date there has been no Material change in the amounts or nature of the Debt of the Company.  The Company is not in default and no waiver of default is currently in effect in the payment of any principal or interest on any Debt of the Company, and no event or condition exists with respect to any Debt of the Company the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                                 The Company is not a party to any agreement prohibiting or restricting the payment of dividends by it.

5.16                        Foreign Assets Control Regulations, etc.

(a)                                  Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)                                 The Company (i) is not and will not become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order and (ii) does not knowingly engage and will not engage in any dealings or transactions, or be otherwise associated, with any such person.  The Company is in compliance, in all material respects, with the USA Patriot Act.

(c)                                  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.17                        Status Under Certain Statutes.

The Company is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  The Company is not a “holding company” or “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, or a “public utility”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.  The Company is not subject to regulation under the ICC Termination Act of 1995 or the Federal Power Act, as amended.

5.18                        Environmental Matters.

The Company does not have knowledge of any claim and has not received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its real properties now or formerly owned, leased or operated by it or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to you in writing:

(a)                                  the Company does not have knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by it or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(b)                                 the Company has not stored any Hazardous Materials on real properties now or formerly owned, leased or operated by it in violation of any Environmental Law and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(c)                                  all buildings on all real properties now owned, leased or operated by the Company are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.19                        Priority.

The Debt evidenced by the Notes ranks at least pari passu with all other unsecured and unsubordinated Debt of the Company.

6.                                      REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR.

6.1                               Organization; Power and Authority.

The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Guarantor has the corporate power and authority to execute and deliver this Agreement and to perform the provisions hereof.  The Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except for instances of lack of such power or authority that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.2                               Authorization.

This Agreement has been duly authorized by all necessary corporate action on the part of the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3                               Disclosure.

The Disclosure Documents, as of their respective dates, and the financial statements listed in Schedule 5.5 as of the date thereof, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that no such representation is made with regard to any projections contained therein, as to which the Guarantor represents that such projections are based upon assumptions believed by the Guarantor to be reasonable.  Except as disclosed in the Disclosure Documents or in the financial statements listed in Schedule 5.5, since December 31, 2004, there has been no change in the financial condition, operations, business or properties of the Guarantor and its Subsidiaries, except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

6.4                               Organization and Ownership of Shares of Subsidiaries.

(a)                                  Schedule 6.4(a) contains (except as noted therein) a complete and correct list of the Guarantor’s Subsidiaries (other than inactive Subsidiaries that have no material assets, liabilities or operations), showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Guarantor and each other Subsidiary.  Each such Subsidiary is designated a Restricted Subsidiary.

(b)                                 All of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 6.4(b) as being owned by the Guarantor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Guarantor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 6.4(b)).

(c)                                  Each Material Subsidiary identified in Schedule 6.4(b) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Material Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact except for instances of lack of such power or authority that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                               Financial Statements.

All of the financial statements (including, in each case, the related schedules and notes) listed on Schedule 5.5 fairly present in all material respects the consolidated financial position of the Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal, year-end adjustments).

6.6                               Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Guarantor of this Agreement will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor or any of its Subsidiaries under its charter or by-laws, the Credit Agreement, the 2003 Notes or any other Material agreement or instrument to which the Guarantor or any of its Subsidiaries is bound or by which the Guarantor or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority, including the USA Patriot Act, applicable to the Guarantor or any of its Subsidiaries, except as to any of the foregoing for matters affecting such Subsidiaries or any of their respective properties that, individually or in the aggregate, would not have a Material Adverse Effect.

6.7                               Governmental Authorizations.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Guarantor of this Agreement; except for any that have been obtained or made and except for information filings with the Securities and Exchange Commission under the Exchange Act, and except that the Company is required to file a report with the relevant Governmental Authorities of Japan pursuant to the Foreign Exchange and Foreign Trade Law of Japan following the Closing.  It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Japan of this Agreement or the Notes that either of them or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

6.8                               Litigation; Observance of Agreements, Statutes and Orders.

(a)                                  Except as disclosed in Schedule 6.8, there are no actions, suits or proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its Subsidiaries or any property of the Guarantor or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither the Guarantor nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.9                               Taxes.

(a)                                  The Guarantor and its Subsidiaries have filed all income tax returns and information statements that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes have become due and payable, other than those not yet delinquent and except for taxes and assessments (or filings in respect of taxes and assessments) (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being, or is about to be, contested in good faith by appropriate proceedings and with respect to which the Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP or (iii) the failure of which to file or pay, including penalties and interest, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)                                 No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of Japan or any political subdivision thereof will be incurred by the Company or any holder of a Note as a result of the execution or delivery of this Agreement or the Notes and no deduction or withholding in respect of Taxes imposed by or for the account of any Governmental Authority of Japan or, to the knowledge of the Company and the Guarantor, any other Taxing Jurisdiction, is required to be made from any payment by the Company under this Agreement or the Notes except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of Japan arising out of circumstances described in clause (a), (b), (c) or (d) of Section 15.

6.10                        Title to Property; Leases.

The Guarantor and its Subsidiaries have good and sufficient title to their respective Material properties and assets, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Guarantor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect.  All Material leases are valid and subsisting and are in full force and effect in all material respects.

6.11                        Licenses, Permits, etc.

(a)                                  Except as disclosed in Schedule 6.11, the Guarantor and its Subsidiaries own or possess all licenses, permits, franchises and authorizations that, individually or in the aggregate, are Material, without known conflict with the rights of others, except for those failures to own or possess or those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

(b)                                 To the knowledge of the Guarantor, the Guarantor and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto used in their businesses as currently conducted, without known conflict with the rights of others, except for those failures to own or possess or those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

6.12                        Compliance with ERISA; Non-U.S. Plans.

(a)                                  The Guarantor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Guarantor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Guarantor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)                                 The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities in the case of any single Plan or in the aggregate for all Plans.  The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than $8,878,248.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)                                  The Guarantor and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any Material obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.

(d)                                 The expected post-retirement benefit obligation (determined as of the last day of the Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Guarantor and its Subsidiaries is not Material.

(e)                                  The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any non-exempt transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation in the first sentence of this Section 6.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 7.3 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

(f)                                    All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Guarantor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

6.13                        Private Offering.

Neither the Guarantor nor anyone acting on its behalf has offered the Series 2006-A Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 1 other Institutional Investors, each of which has been offered the Series 2006-A Notes at a private sale for investment.  Neither the Guarantor nor anyone acting on its behalf has taken, or will take, any action that would require registration of the Series 2006-A Notes (or the Guarantor’s Guaranty thereof) under the Securities and Exchange Law of Japan or Section 5 of the Securities Act.

6.14                        Use of Proceeds; Margin Regulations.

The Company will use the net proceeds from the sale of the 2006-A Notes for general corporate purposes, including the repayment of indebtedness of the Company.  The Guarantor will use the proceeds from such dividend for general corporate purposes, which may include, among other things, repayment of Debt.  No part of the proceeds from the sale of the 2006-A Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Guarantor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 20% of the value of the consolidated assets of the Guarantor and its Subsidiaries and neither the Company nor the Guarantor has any present intention that margin stock will constitute more than 25% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

6.15                        Existing Debt; Future Liens.

(a)                                  Except as described therein, Schedule 6.15 sets forth a complete and correct list of all outstanding Debt of the Guarantor and its Subsidiaries as of January 20, 2005, since which date there has been no Material change in the amounts or nature of the Debt of the Guarantor or its Subsidiaries.  Neither the Guarantor nor any Subsidiary is in default and no waiver of default is currently in effect in the payment of any principal or interest on any Debt of the Guarantor or any Subsidiary, and no event or condition exists with respect to any Debt of the Guarantor or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                                 Neither the Company nor any Wholly Owned Material Subsidiary is a party to any agreement prohibiting or restricting the payment of dividends by any such Subsidiary.

6.16                        Foreign Assets Control Regulations, etc.

(a)                                  Neither the sale of the Notes by the Company hereunder nor its or the Guarantor’s use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)                                 Neither the Guarantor nor any Subsidiary (i) is or will become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such person.  The Guarantor and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)                                  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company and the Guarantor.

6.17                        Status Under Certain Statutes.

Neither the Guarantor nor the Company is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Neither the Guarantor nor any Subsidiary is a “holding company” or “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, or a “public utility”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.  Neither the Guarantor nor any Subsidiary is subject to regulation under the ICC Termination Act of 1995 or the Federal Power Act, as amended.

6.18                        Environmental Matters.

Neither the Guarantor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Guarantor or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to you in writing:

(a)                                  neither the Guarantor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(b)                                 neither the Guarantor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in violation of any Environmental Law and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(c)                                  all buildings on all real properties now owned, leased or operated by the Guarantor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.19                        Priority.

The payment obligations of the Guarantor under Section 14 of this Agreement rank at least pari passu with all of the Guarantor’s outstanding unsecured Senior Debt.

7.                                      REPRESENTATIONS OF THE PURCHASERS.

7.1                               Purchase for Investment.

You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds for which you are the financial or investment manager and not with a view to the distribution thereof (as such term is used under Section 2(11) of the Securities Act) or the secondary distribution thereof (as such term is defined in the Securities and Exchange Law of Japan), provided that the disposition of your or their property shall at all times be within your or their control.  You understand that the Notes have not been registered under the Securities Act or the Securities and Exchange Law of Japan and may be resold only if registered pursuant to the provisions of the Securities Act or the Securities and Exchange Law of Japan or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

7.2                               Accredited Investor.

You represent that you are an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for your own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”).

7.3                               Source of Funds.

You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a)                                  the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption

(“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile and the other applicable conditions of such exemption are otherwise satisfied as of the date of acquisition of the Notes; or

(b)                                 the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                                  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as you have disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                                 the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Part V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)                                  the Source constitutes assets of a “plan(s)” (within the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Parts I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i)

the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)                                    the Source is a governmental plan; or

(g)                                 the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h)                                 the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA and from application of Section 4975 of the Code.

As used in this Section 7.3, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.4                               Eligible Investor; Japanese Investor.

You represent that you are either:

(a)                                  a U.S. bank, insurance company or other entity listed in Article 11(3)(c) of the U.S. Japan double tax treaty as in effect on the date hereof, eligible under such treaty for tax exemption from Japanese withholding tax on interest with respect to the Notes (an “Eligible Investor”); or

(b)                                 a Japanese bank or insurance company.

8.                                      INFORMATION AS TO THE COMPANY AND THE GUARANTOR.

8.1                               Financial and Business Information.

The Guarantor will deliver to each holder of Notes that is an Institutional Investor:

(a)                                  Quarterly Statements - within 45 days after the end of each quarterly fiscal period in each fiscal year of the Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i)                                     a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarter,

(ii)                                  consolidated statements of income of the Guarantor and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

(iii)                               consolidated statements of cash flows of the Guarantor and its Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that electronic filing via EDGAR with the Securities and Exchange Commission (“Electronic Filing”) within the time period specified above of the Guarantor’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements (including delivery requirements ) of this Section 8.1(a);

(b)                                 Annual Statements - within 90 days after the end of each fiscal year of the Guarantor, duplicate copies of:

(i)                                     a consolidated balance sheet of the Guarantor and its Subsidiaries, as at the end of such year, and

(ii)                                  consolidated statements of income, changes in shareholders’ equity and cash flows of the Guarantor and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that Electronic Filing of the Guarantor’s Annual Report on Form 10-K for such fiscal year (together with the Guarantor’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements (including delivery requirements) of this Section 8.1(b);

(c)                                  Unrestricted Subsidiaries — if, at the time of delivery of any financial statements pursuant to Section 8.1(a) or (b), Unrestricted Subsidiaries account for more than 10% of (i) the consolidated total assets of the Guarantor and its Subsidiaries reflected in the balance sheet included in such financial statements or (ii) the consolidated revenues of the Guarantor and its Subsidiaries reflected in the consolidated statement of income included in such financial statements, an unaudited balance sheet for all Unrestricted Subsidiaries taken as whole as at the end of the fiscal period included in such financial statements and the related unaudited statements of income, stockholders’

equity and cash flows for such Unrestricted Subsidiaries for such period, together with consolidating statements reflecting all eliminations or adjustments necessary to reconcile such group financial statements to the consolidated financial statements of the Guarantor and its Subsidiaries shall be delivered together with the financial statements required pursuant to Sections 8.1(a) and (b);

(d)                                 SEC and Other Reports - promptly upon their becoming available, each registration statement, prospectus, report, notice or proxy statement filed with the Securities and Exchange Commission and sent by the Guarantor or any Subsidiary to securities holders generally, provided that Electronic Filing shall be deemed to satisfy the requirements (including delivery requirements) of this Section 8.1(d);

(e)                                  Notice of Default or Event of Default - promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in paragraph (f) of Section 12, a written notice specifying the nature and period of existence thereof and what action the Guarantor is taking or proposes to take with respect thereto;

(f)                                    ERISA Matters - promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Guarantor or an ERISA Affiliate proposes to take with respect thereto:

(i)                                     with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)                                  the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)                               any event, transaction or condition that could result in the incurrence of any liability by the Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv)                              receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(g)                                 Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Guarantor or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(h)                                 Supplements - promptly and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof; and

(i)                                     Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company, the Guarantor or any Subsidiary or relating to the ability of the Company to perform its obligations hereunder and under the Notes or to the ability of the Guarantor to perform its obligations hereunder as from time to time may be reasonably requested by any such holder of Notes.

8.2                               Officer’s Certificate.

Within five Business Days of the delivery of each set of financial statements delivered to a holder of Notes pursuant to Section 8.1(a) or Section 8.1(b) hereof, but in any event not later than the last day on which such financial statements are required to be delivered pursuant thereto, the Guarantor will deliver to each holder of Notes a certificate of a Senior Financial Officer of the Guarantor confirming that such financial statements have been delivered by Electronic Delivery and setting forth:

(a)                                  Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Guarantor was in compliance with the requirements of Sections 11.1 through 11.8 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)                                 Event of Default - a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Guarantor and its Subsidiaries from the beginning of the quarterly or annual period, as the case may be, covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Guarantor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Guarantor shall have taken or proposes to take with respect thereto.

8.3                               Visitation.

The Guarantor shall permit a representative of each holder of Notes that is an Institutional Investor:

(a)                                  No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Guarantor, to visit the principal executive office of the Guarantor, to discuss the affairs, finances and accounts of the Company, the Guarantor and its Subsidiaries with the Guarantor’s officers, and (with the consent of the Guarantor, which consent will not be unreasonably withheld) its independent public accountants, all at such reasonable times and as often as may be reasonably requested in writing, provided that each holder shall not be entitled to more than one visitation during any fiscal year; and

(b)                                 Default - if a Default or Event of Default then exists, at the expense of the Guarantor, to visit and inspect any of the offices or properties of the Guarantor or any Subsidiary, to examine the books of account, records, reports and other papers of the Company, the Guarantor and its Subsidiaries and to discuss the affairs, finances, prospects and accounts of the Company, the Guarantor and its Subsidiaries with the Guarantor’s officers and independent public accountants (and by this provision the Guarantor authorizes said accountants to discuss the affairs, finances and accounts of the Company, the Guarantor and its Subsidiaries), all at such times and as often as may be requested.

9.                                      PREPAYMENT OF THE NOTES.

9.1                               No Scheduled Payments.

No regularly scheduled prepayments are due on the Notes prior to their stated maturity.

9.2                               Optional Prepayments with Make-Whole Amount.

The Company may, at its option and upon notice as provided below, prepay at any time all, or from time to time any part of, the Series 2006-A Notes at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount; provided, however, that any partial prepayment may not be in an amount of less than 10% of the original aggregate principal amount of the Series 2006-A Notes (subject to Section 11.6).  The Company will give each holder of Series 2006-A Notes written notice of each optional prepayment under this Section 9.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify the date fixed for such prepayment (which shall be a Business Day), the aggregate principal amount of the Series 2006-A Notes to be prepaid on such date, the principal amount of Series 2006-A Notes held by such holder to be prepaid (determined in accordance with Section 9.4) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of such prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

9.3                               Offer to Prepay Upon Change of Control.

Promptly and in any event within five Business Days after the occurrence of a Change of Control, the Company will give written notice thereof (a “Change of Control Notice”) to the holders of all outstanding Notes, which Change of Control Notice shall (a) refer specifically to this Section 9.3, (b) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (each as defined below) in respect thereof and (c) offer to prepay all outstanding Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day not more than 90 days after the date of such Change of Control Notice.  Each holder of a Note will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Notice (the “Response Date”), which specified date shall be a Business Day not less than 30 days nor more than 60 days after the date of such Change of Control Notice. The Company shall prepay on the Change of Control Prepayment Date all of the outstanding Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute rejection by such holder), at 100% of the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date.  Such prepayment shall be without payment of any Make-Whole Amount, but shall include, in the case of any Swapped Note, the Swap Indemnity Amount, calculated and payable as provided in Section 9.7(b).  If any holder shall reject or be deemed to have rejected such offer on or before the Response Date, such holder shall be deemed to have waived its rights under this Section 9.3 to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control.

For purposes of this Section 9.3, any holder of more than one Note may act separately with respect to each Note so held as of the date of such Change of Control Notice (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

A “Change of Control” shall be deemed to have occurred if at any time after the date of this Agreement one or more of the following events shall occur: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof); (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of the Guarantor; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (i) nominated by the current board of directors nor (ii) appointed by directors so nominated; or (d) a transaction permitted by Section 11.5(b) in respect of which the Guarantor is not the Successor Corporation.

9.4                               Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of a series pursuant to Section 9.2, the principal amount of the Notes of such series to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

9.5                               Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 9, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest accrued thereon as aforesaid, and the Make-Whole Amount, if any, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

9.6                               Purchase of Notes.

The Guarantor will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes of any series in accordance with the terms of this Agreement (including any Supplement hereto) and the Notes of such series or (b) pursuant to a written offer to purchase any outstanding Notes of a series made by the Guarantor or an Affiliate pro rata to the holders of the Notes of such series upon the same terms and conditions.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

9.7                               Make-Whole Amount.

(a)                                  Notes Other Than Swapped Notes.  The term “Make-Whole Amount” means, with respect to any Note (other than a Swapped Note), an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount pursuant to this Section 9.7(a), the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 9.2 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Recognized Yen Market Maker” means any financial institution that makes regular markets in Japanese government bonds and Japanese government bond-based securities and financial products, as shall be agreed between the Required Holders and the Guarantor or, following the occurrence and continuance of an Event of Default, as reasonably determined by the Required Holders.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the yield to maturity implied by the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as Bloomberg Financial Markets News screen BTMM JN (or such other Bloomberg Financial Markets News display as may replace such BTMM JN screen) for actively traded Japanese government bonds having a maturity equal to the remaining life of such Called Principal as of such Settlement Date, provided that if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, such yield to maturity shall be implied by the average of the rates as determined by two Recognized Yen Market Makers.  Such implied yield to maturity will be determined, if necessary, by (i) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (x) the actively traded Japanese government bonds with a maturity closest to and greater than the Remaining Average Life and (y) the actively traded Japanese government bonds with a maturity closest to and less than the Remaining Average Life.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date by reason of a prepayment or acceleration of the related Note pursuant to Section 9.2 or 13.1.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Note is to be prepaid, in whole or in part, pursuant to Section 9.2, or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

(b)                                 Swapped Notes.  The term “Make-Whole Amount” means, with respect to any Swapped Note, an amount, payable in Dollars, equal to (i) the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Dollar Equivalent Called Principal of such Note over the amount of such Dollar Equivalent Called Principal, (ii) plus or minus, as the case may be, the Swap Indemnity Amount due in respect of a Swapped Note.  The Make-Whole Amount with respect to any Swapped Note may be less than zero.  For the purposes of determining the Make-Whole Amount pursuant to this Section 9.7(b) or the Swap Indemnity Amount for purposes of Section 9.3, the following terms have the following meanings:

“Called Principal” means, with respect to any Swapped Note, the principal of such Note (in Yen) that is to be prepaid pursuant to Section 9.2 or 9.3 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

“Closing Date Exchange Rate” means, for each series of Notes, the foreign exchange rate for the conversion of Dollars into Yen determined for the date of Closing for such series of Notes.  For the Series 2006-A Notes, such foreign exchange rate is 114.65.

“Discounted Value” means, with respect to the Dollar Equivalent Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Dollar Equivalent Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Dollar Equivalent Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Dollar Equivalent Called Principal” means, with respect to any Swapped Note, the Called Principal of such Note divided by the Closing Date Exchange Rate and expressed in Dollars.

“Dollar Equivalent Interest” means, for purposes of determining the Remaining Scheduled Payments on Dollar Equivalent Called Principal, the

amount of such interest in Dollars that would be paid on the Dollar Equivalent Called Principal determined by utilizing the applicable Dollar Equivalent Interest Rate.

“Dollar Equivalent Interest Rate” means, for any Swapped Note, the interest rate on the notional Dollar amount of the related Initial Swap Agreement for such Swapped Note.  For the Series 2006-A Notes, the Dollar Equivalent Interest Rate is 5.317% per annum.

“Reinvestment Yield” means, with respect to the Dollar Equivalent Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Dollar Equivalent Called Principal, on the display designated as the “PX Screen” on the Bloomberg Financial Market Service (or such other display as may replace the PX Screen on Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Dollar Equivalent Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Dollar Equivalent Called Principal as of such Settlement Date.  Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life.

“Remaining Average Life” means, with respect to any Dollar Equivalent Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Dollar Equivalent Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Dollar Equivalent Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Dollar Equivalent Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Dollar Equivalent Called Principal of any Swapped Note, all payments of such Dollar Equivalent Called Principal and Dollar Equivalent Interest thereon that would be due after the Settlement Date with respect to such Dollar Equivalent Called

Principal if no payment of such Dollar Equivalent Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date by reason of a prepayment or acceleration of the related Note pursuant to Section 9.2 or 9.3 or Section 13.1.

“Settlement Date” means, with respect to the Dollar Equivalent Called Principal of any Note, the date on which such Note is to be prepaid, in whole or in part, pursuant to Section 9.2 or 9.3 or has become or is declared to be immediately due and payable pursuant to Section 13.1, as the context requires.

“Swap Agreement” means, with respect to any Swapped Note, (a) a cross-currency interest rate swap agreement (an “Initial Swap Agreement”) under which any holder of a Swapped Note will receive payment in Dollars that was entered into by an original purchaser of such Swapped Notes (or any Affiliate thereof) in connection with and either prior to or contemporaneously with the execution of this Agreement (or a Supplement hereto) and the issuance, sale and delivery of the Swapped Notes, which relates to the scheduled payments by the Company of interest or principal on any Swapped Note, (b) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Note in connection with a transfer of such Swapped Note and (c) any Replacement Swap Agreement.  As used herein, “Replacement Swap Agreement” means, with respect to any Swapped Note, any swap or exchange agreement with payment terms and provisions (other than a reduction in notional amount, in the case of a partial prepayment) identical to those of an Initial Swap Agreement (including, without limitation, a modification or amendment of an existing Swap Agreement) and annexes and schedules thereto that (i) is in a notional amount not to exceed the aggregate outstanding principal amount of the Swapped Notes held by the holder of such Swapped Notes entering into such agreement, (ii) is in full or partial replacement of such holder’s Initial Swap Agreement, and (iii) is entered into as a result of, and following, a partial prepayment or repayment of any Swapped Note prior to its scheduled maturity pursuant to Section 9.2 hereof.

“Swap Indemnity Amount” means, with respect to any Swapped Note, the amount of the net gain (if any) that is actually received  (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note (the “Net Gain”) or the net loss, cost or expense (if any) incurred (by payment, through off-set or netting or otherwise) by such holder (the “Net Loss”), in either case under or in connection with an early termination of the related Swap Agreement as a result of any principal amount of such Swapped Note being prepaid or repaid (including in connection with any prepayment of Notes pursuant to Section 9.2 or 9.3 or any repayment of the Notes upon the acceleration of the maturity thereof as contemplated by Section 13.1) prior to its scheduled maturity date; provided that the Net Gain or Net Loss shall include the gain or cost associated with an exchange at the time of such early termination of the Called Principal of such Swapped Note (which shall be delivered by the holder) into the Dollar Equivalent Called Principal (which shall be received by the holder).  Any (i) Net Loss shall be reimbursed to such holder by the Company in Dollars upon any such prepayment or repayment of such Note and (ii) Net Gain shall be deducted from the amount paid to such holder by the Company upon any such prepayment or repayment of such Note.  Any reduction in an amount paid to any holder of a Swapped Note due to a Net Gain shall first be applied to reduce the Make-Whole Amount payable to such holder (in case of any prepayment of Notes pursuant to Section 9.2 or any repayment of the Notes upon the acceleration of the maturity thereof as contemplated by Section 13.1) and, to the extent necessary, shall then be applied to all other amounts owing to such holder after conversion into Yen at the current Yen/Dollar exchange rate.  Each holder of a Swapped Note shall be responsible for calculating its own Swap Indemnity Amount in Dollars upon the prepayment or repayment of all or any portion of its Swapped Notes, and such calculation as reported to the Company in reasonable detail shall be binding on the Company absent manifest error.

“Swapped Note” means any Note that as of the date of Closing applicable to the sale and purchase of such Note was subject to a Swap Agreement and which Note has not been transferred since the date of Closing to any Person other than an Affiliate of the original purchaser of such Note or to a Person that has assumed an Initial Swap Agreement.

10.                               AFFIRMATIVE COVENANTS.

Each of the Company and the Guarantor, as applicable, covenants that so long as any of the Notes are outstanding:

10.1                        Compliance with Law.

The Guarantor will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the operation and ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.2                        Insurance.

The Guarantor will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, adequate insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, except for any instances of non-maintenance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

10.3                        Maintenance of Properties.

The Guarantor will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 10.3 shall not prevent the Guarantor or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Guarantor has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.4                        Payment of Taxes and Claims.

The Guarantor will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Guarantor nor any Subsidiary need (a) pay any such tax or assessment if the amount, applicability or validity thereof is or is about to be contested by the Guarantor or such Subsidiary on a timely basis in good faith and in appropriate proceedings and the Guarantor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Guarantor or such Subsidiary or (b) file any such tax return or pay any such tax or assessment if the non-filing of such tax returns and the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

10.5                        Corporate Existence, etc.

Subject to Section 11.5, each of the Company and the Guarantor will at all times preserve and keep in full force and effect its corporate existence.  Subject to Sections 11.5 and 11.6, the Guarantor will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company, the Guarantor or another Restricted Subsidiary) and all rights and franchises of the Guarantor and its Restricted Subsidiaries unless, in the good faith judgment of the Guarantor, the termination of or failure to preserve and keep in full force and effect a particular corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.6                        Maintenance of Ownership.

The Guarantor will at all times own, directly or indirectly, more than 50% of the outstanding capital stock of the Company.

10.7                        Priority.

The Debt evidenced by the Notes will at all times rank at least pari passu with all other outstanding unsecured and unsubordinated Debt of the Company and the obligations of the Guarantor under Section 14 of this Agreement will at all times rank at least pari passu with all of the Guarantor’s outstanding unsecured Senior Debt.

11.                               NEGATIVE COVENANTS.

The Guarantor covenants that so long as any of the Notes are outstanding:

11.1                        Consolidated Debt Ratio.

The Guarantor will not permit the ratio of Consolidated Debt to Consolidated EBITDA (for the then most recently completed four fiscal quarters) to exceed 3.50 to 1.00 at any time.

11.2                        Fixed Charge Coverage Ratio.

The Guarantor will not permit the ratio of Consolidated EBITDAR to Fixed Charges (in each case for the then most recently completed four fiscal quarters) to be less than 2.00 to 1.00 at any time.

11.3                        Priority Debt.

The Guarantor will not permit Priority Debt at any time to exceed 15% of Consolidated Total Assets as of the end of the most recently ended fiscal quarter of the Guarantor.

11.4                        Limitation on Liens.

The Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Guarantor or any such Restricted Subsidiary, whether now owned or held or hereafter acquired (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:

(a)                                  Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 10.4;

(b)                                 any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c)                                  Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(d)                                 zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operations, business or prospects of the Guarantor or its Subsidiaries;

(e)                                  Liens securing Debt of a Restricted Subsidiary to the Guarantor or to a Restricted Subsidiary;

(f)                                    Liens existing as of the date of Closing and reflected in Schedule 11.4;

(g)                                 Liens incurred after the date of Closing given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Guarantor or a Restricted Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 365 days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property, the aggregate amount remaining unpaid on all Debt secured by Liens on such property, whether or not assumed by the Guarantor or a Restricted Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the fair market value of such property (as determined in good faith by one or more officers of the Guarantor to whom authority to enter into the transaction has been delegated by the board of directors of the Guarantor); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(h)                                 any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Guarantor or a Restricted Subsidiary or its becoming a Restricted Subsidiary, or any Lien existing on any property acquired by the

Guarantor or any Restricted Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby has been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Restricted Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property that is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(i)                                     any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (f), (g) and (h) of this Section 11.4, provided that (i) no additional property is encumbered by such Liens, (ii) the unpaid principal amount of the Debt or other obligations secured thereby is not increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(j)                                     Liens securing Priority Debt of the Guarantor or any Restricted Subsidiary, provided that the aggregate principal amount of any such Priority Debt is permitted by Section 11.3.

11.5                        Merger, Consolidation, etc.

The Guarantor will not, and will not permit any of its Restricted Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided that:

(a)                                  any Restricted Subsidiary, other than the Company, may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, (i) the Guarantor or a Restricted Subsidiary so long as in any merger or consolidation involving the Guarantor, the Guarantor is the surviving or continuing corporation or (ii) any other Person so long as the survivor is a Restricted Subsidiary, or (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 11.6; and

(b)                                 the foregoing restriction does not apply to the consolidation or merger of the Guarantor or the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Guarantor or the Company in a single transaction or series of transactions to, any Person so long as:

(i)                                     with respect to the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety (the “Successor Corporation”), shall be a solvent corporation that is organized and existing under the laws of Japan;

(ii)                                  with respect to the Guarantor, the Successor Corporation shall be a solvent corporation organized and existing under the laws of the United States,

Australia, Bermuda, Canada, Germany, The Netherlands, France or the United Kingdom;

(iii)                               if the Guarantor or the Company, as the case may be, is not such Successor Corporation, such Successor Corporation (x) shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (in the case of the Company only), pursuant to such agreements and instruments as are reasonably satisfactory to the Required Holders, and (y) the Successor Corporation shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(iv)                              immediately after giving effect thereto, no Default or Event of Default would exist.

11.6                        Sales of Assets.

Except as permitted by Section 11.5, the Guarantor will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively a “Disposition”), any assets, including capital stock of Restricted Subsidiaries, in one or a series of transactions, to any Person, other than:

(a)                                  Dispositions in the ordinary course of business;

(b)                                 Dispositions by the Guarantor to a Restricted Subsidiary or by a Restricted Subsidiary to the Guarantor or another Restricted Subsidiary; or

(c)                                  Dispositions not otherwise permitted by Section 11.6(a) or (b), provided that:

(i)                                     the aggregate net book value of all assets disposed of in any fiscal year pursuant to this Section 11.6(c) does not exceed 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; and

(ii)                                  at the time of such Disposition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing provisions of this Section 11.6, the Guarantor may, or may permit any Restricted Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in any of the foregoing limitations or the computation contained in Section 11.6(c)(i) if:

(A)                              such assets are leased back by the Guarantor or any Restricted Subsidiary, as lessee, within 360 days of the original acquisition or construction thereof by the Guarantor or such Restricted Subsidiary; or

(B)                                the net proceeds from such Disposition are within 360 days of such Disposition:

(i)                                     reinvested in productive assets used in carrying on the business of the Guarantor and its Restricted Subsidiaries having a fair value at least equal to the fair value of the assets subject to such Disposition; or

(ii)                                  applied to the payment or prepayment of any outstanding Debt of the Guarantor or any Restricted Subsidiary that is not subordinate in right of payment to the Notes.

Any prepayment of Notes pursuant to this Section 11.6 shall be in accordance with Sections 9.2 and 9.4, without regard to the minimum prepayment requirements of Section 9.2.

11.7                        Designation of Restricted and Unrestricted Subsidiaries.

The Guarantor may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary; provided that,

(a)                                  if such Subsidiary initially is designated a Restricted Subsidiary, then such Restricted Subsidiary may be subsequently designated as an Unrestricted Subsidiary and such Unrestricted Subsidiary may be subsequently designated as a Restricted Subsidiary, but no further changes in designation may be made;

(b)                                 if such Subsidiary initially is designated an Unrestricted Subsidiary, then such Unrestricted Subsidiary may be subsequently designated as a Restricted Subsidiary and such Restricted Subsidiary may be subsequently designated as an Unrestricted Subsidiary, but no further changes in designation may be made;

(c)                                  the Guarantor may not designate a Restricted Subsidiary as an Unrestricted Subsidiary unless:  (i) such Restricted Subsidiary does not own, directly or indirectly, any Debt or capital stock of the Guarantor or any other Restricted Subsidiary, (ii) such designation, considered as a sale of assets, is permitted pursuant to Sections 11.5 and 11.6, (iii) immediately before and after such designation there exists no Default or Event of Default; and

(d)                                 the Company may not be designated an Unrestricted Subsidiary.

11.8                        Transactions with Affiliates.

The Guarantor will not, and will not permit any Restricted Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Guarantor or another Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Guarantor’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Guarantor or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.  For the avoidance of doubt, this Section 11.8 shall not apply to the dividend by the Company to the Guarantor contemplated by Sections 5.14 and 6.14.

12.                               EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                  the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                                 the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)                                  the Guarantor defaults in the performance of or compliance with any term contained in Sections 11.1 through 11.8, inclusive; or

(d)                                 the Company or the Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Guarantor receiving written notice of such default from any holder of a Note; or

(e)                                  any representation or warranty made in writing by or on behalf of the Company or the Guarantor or by any officer of the Company or the Guarantor in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)                                    (i) the Guarantor or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in an amount of at least $100,000 or the Yen equivalent) on any Debt that is outstanding in an aggregate principal amount greater than $10,000,000 (or the Yen equivalent) beyond any period of grace provided with respect thereto, or (ii) the Guarantor or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount exceeding $10,000,000 (or the Yen equivalent) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests or the exercise by the holder of Debt of its right to prepay such Debt), the Guarantor or any Restricted Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount exceeding $10,000,000 (or the Yen equivalent); or

(g)                                 the Guarantor or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                                 a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Guarantor or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Guarantor or any of its Material Subsidiaries, or any such petition shall be filed against the Guarantor or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)                                     any event occurs with respect to the Company or any other foreign Material Subsidiary that under the laws of any jurisdiction is analogous to any of the events described in Section 12(g) or (h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 12(g) or (h); or

(j)                                     a final judgment or final judgments for the payment of money aggregating in excess of $10,000,000 (or the Yen equivalent), are rendered against one or more of the Guarantor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)                                  if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, shall exceed $10,000,000, (iv) the Guarantor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of

ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Guarantor or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Guarantor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Guarantor or any Subsidiary thereunder, (vii) the Company or any Restricted Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or (viii) the Company or any Restricted Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(l)                                     the guaranty of the Guarantor ceases to be in full force and effect, or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction, or the validity or enforceability thereof shall be contested by either the Company or the Guarantor or either of them renounces any of the same or denies that it has any or further liability thereunder.

As used in Section 12(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

13.                               REMEDIES ON DEFAULT, ETC.

13.1                        Acceleration.

(a)                                  If an Event of Default with respect to the Company or the Guarantor described in paragraph (g) or (h) of Section 12 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)                                 If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Guarantor, declare all the Notes then outstanding to be immediately due and payable.

(c)                                  If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Guarantor, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

13.2                        Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

13.3                        Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 13.1, the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Guarantor, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 20, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4                        No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 18, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including reasonable attorneys’ fees, expenses and disbursements.

14.                               GUARANTY OF NOTES.

14.1                        Guaranty.

The Guarantor unconditionally and irrevocably guarantees to each holder of any Note until final and indefeasible payment has been made in full (a) the due and punctual payment at maturity, whether at stated maturity, by acceleration or otherwise, of the principal of and Make-Whole Amount, if any, and interest and all other amounts due on or in respect of the Notes (including any attorney fees) in accordance with the terms and conditions thereof and of this Agreement, and (b) the prompt performance and compliance by the Company with each of its payment and other obligations under this Agreement.  This is an unconditional guaranty of payment and not a guaranty of collection.

14.2                        Waivers; Obligation Unconditional.

The Guarantor assents to all the terms, covenants and conditions of the Notes and this Agreement, and irrevocably waives presentation, demand for payment, or protest, of any of the Notes, any and all notice of any such presentation, demand or protest, notice of any Default or Event of Default (except as otherwise specifically provided under this Section 14 or elsewhere in this Agreement or the Notes), notice of acceptance of this guaranty or of the terms and provisions thereof by any holder of any Note, any requirement of diligence or promptness on the part of any holder of any Note in the enforcement of rights under the provisions of this Section 14 or any other provision of this Agreement or the Notes, or any right to require any holder of any Note to proceed first against the Company or resort first to any security or to any other remedy (including any right of set-off).  The obligations of the Guarantor hereunder constitute primary obligations of the Guarantor and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the other provisions of this Agreement or of the Notes or of any other circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor.  The obligations of the Guarantor hereunder shall not be affected (except, if appropriate, for reductions in the Yen amount thereof) by:

(a)                                  the recovery of any judgment against the Company, or by the levy of any writ or process of execution under any such judgment, or by any action or proceeding taken by the holder of any Note, either under the Notes or under this Agreement, for the enforcement thereof, or hereof, or in the exercise of any right or power given or conferred thereby or hereby; or

(b)                                 any delay, failure or omission upon the part of any holder of any Note to enforce any of the rights or powers given or conferred by the provisions of this Section 14 or by the other provisions of this Agreement, or by any delay, failure or omission upon the part of any holder of any Note to enforce any right of any holder of any Note against the Company, or by any action by any holder of any Note in granting indulgence to the Company, or in waiving or acquiescing in any Default or Event of Default upon the part of the Company under the Notes or under this Agreement or any amendment to the terms of the Notes or this Agreement; or

(c)                                  the consolidation or merger of the Company with or into any other corporation or corporations or any sale, lease or other disposition of all or substantially all of the Company’s assets to any other Person; or

(d)                                 any receivership, insolvency, bankruptcy, dissolution, liquidation, assignment for the benefit of creditors or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company; or

(e)                                  any other act or delay or failure to act, or by any other thing, that may or might in any manner or to any extent vary the risk of the Guarantor hereunder;

it being the purpose and intent of the parties that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances, and shall not be discharged except by full and final payment and performance as herein provided, and then only to the extent of such payment or payments or performance.  The Guarantor further guarantees that all payments made with respect to the indebtedness hereby guaranteed will, when made, be final and agrees that if any such payment is recovered from or repaid by any holder of a Note in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against the Company, the provisions of this Section 14 shall continue to be fully applicable to such liabilities to the same extent as though the payment so recovered or repaid had never been originally made on such liabilities.

14.3                        Collection Expenses.

In the event the Guarantor is required to make any payment to any holder of any Note pursuant to the provisions of this Section 14, it shall, in addition to such payment, pay to such holder such further amount as shall be sufficient to cover the reasonable documented, out-of-pocket costs and expenses of collection, including the reasonable costs and expenses of attorneys or financial advisors incurred in connection with the evaluation and enforcement of any rights hereunder or under the other provisions of this Agreement, and any reasonable documented, out-of-pocket expenses or liabilities incurred by any holder of any Note hereunder and thereunder shall survive the payment of the Notes.

14.4                        No Subrogation until Payment in Full.

No payment by the Guarantor pursuant to the provisions hereof to any holder of any Note shall entitle the Guarantor, by subrogation to the rights of the holders of the Notes in respect of which such payment is made or otherwise, to any payment by the Company or out of the property of the Company, except after payment in full of the entire principal of and Make-Whole Amount, if any, and interest on the Notes (and other amounts, if any, owing under the Agreement), or provision for such payment satisfactory to the holders of the Notes.

15.                               TAX INDEMNIFICATION.

All payments whatsoever under this Agreement and the Notes will be made by the Company in Yen, other than any Make-Whole Amount in respect of a Swapped Note, which shall be payable in Dollars, free and clear of, and without liability or withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a)                                  any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b)                                 any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of forms, certificates, documents and returns that are required to be filed by such holder to avoid or reduce such Taxes, unless such inability is attributable to a change in an applicable statute, regulation, or administrative practice of the relevant Taxing Jurisdiction, or a change in a Tax treaty between the United States and the Taxing Jurisdiction, that takes effect after the date of the Closing, provided that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such forms (which will include without limitation (i) an application form for income tax convention (relief from Japanese withholding tax on interest) (“Form 2”), (ii) a document satisfactory to the Japanese tax authorities evidencing that the conditions for the application of the convention are satisfied, (iii) a certificate of residency issued by the competent authority of the United States; and (iv) an attachment form for limitations of benefits article under the U.S. Japan double tax treaty (“Form “17”)) as may be specified in a written request of the Company and are necessary to obtain the exemption from withholding taxes no later than 60 days after receipt by such holder of such written request (accompanied, except with respect to those forms described in (ii) and (iii) above, by copies of such forms and related instructions, if any, all in the English language or with an English translation thereof) (collectively “Forms”); or

(c)                                  any Tax that would not have been imposed if such holder was an Eligible Investor; or

(d)                                 any combination of clauses (a), (b) and (c) above;

and provided further that in no event shall the Company be obligated to pay such additional amounts (i) to any holder of a Note not resident in the United States of America on the date of the Closing in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America and the relevant Taxing Jurisdiction or (ii) to any holder of a Note registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.

By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such Forms required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction, (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date, and (z) provide the Company updated versions of the foregoing, as applicable, whenever any such Form has become inaccurate in any material respect.

On or before the date of the Closing the Company will furnish you with copies of the appropriate Forms, with the exception of those described in (ii) and (iii) of clause (b) above, (and English translation if required as aforesaid) currently required to be filed in Japan pursuant to clause (b) above, if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required, except for those provided in (ii) and (iii) of clause (b) above.

If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the

Company pursuant to this Section 15, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Company such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding.  Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If the Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 15, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If the Company makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company.

The obligations of the Company under this Section 15 shall survive the payment or transfer of any Note and the provisions of this Section 15 shall also apply to successive transferees of the Notes.

16.                               REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

16.1                        Registration of Notes.

The Company shall cause to be kept at the principal executive office of the Company, and/or any other office as required by relevant statute or as specified by the Company to each holder of the Notes, a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company, or its agent, shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor a complete and correct copy of the names and addresses of all registered holders of Notes.

16.2                        Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company or such other office as so designated by the Company pursuant to Section 16.1 for registration of transfer or exchange (and in the case of a surrender for registration of transfer, (1) duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof and (2) accompanied by complete copies of all the certificates and forms necessary for such Transferee to be eligible for a complete exemption from Japanese withholding tax on any interest paid to it on the Notes under the U.S. Japan tax treaty on double taxation as requested by the Company), within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series and tranche in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than ¥50,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note payable to such holder (or its nominee) may be in a denomination of less than ¥50,000,000.  Notwithstanding the foregoing, the Notes may be resold (i) only if registered pursuant to the provisions of the Securities Act or the Securities and Exchange Law of Japan or if an exemption from registration is available, except under circumstances where neither such registration nor such exemption is required by law and (ii) only to Eligible Investors or a Japanese bank or insurance company.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 7.3 and 7.4.

16.3                        Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                                  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original purchaser hereunder or another holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

17.                               PAYMENTS ON NOTES.

17.1                        Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company.  Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 16.2.  The Company will afford the benefits of this Section 17.1 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 17.1.

17.2                        Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or Japan or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 17, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company under this Section 17.

17.3                        Survival.

The obligations of the Company under this Section 17 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

18.                               EXPENSES, ETC.

18.1                        Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including in each case, without limitation:  (i) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (ii) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company, the Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (iii) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the SVO or any successor organization succeeding to the authority thereof.  The Guarantor will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

18.2                        Certain Taxes.

The Company agrees to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 18, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company under this Section 18.2.

18.3                        Survival.

The obligations of the Company and the Guarantor under this Section 18 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

19.                               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note as true and correct as of the date made, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company or the Guarantor pursuant to this Agreement shall be deemed representations and warranties of the Company or the Guarantor under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and the Guarantor and supersede all prior agreements and understandings relating to the subject matter hereof.

20.                               AMENDMENT AND WAIVER.

20.1                        Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders and, in the case of the Agreement or the Notes, the Guarantor, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6, 7, 17.2 or 24 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 9, 11(b), 12(a), 13, 14, 15, 18.2, 20 or 23.

20.2                        Solicitation of Holders of Notes.

(a)                                  Solicitation.  The Company and the Guarantor will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company or the Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 20 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)                                 Payment.  Neither the Company nor the Guarantor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

20.3                        Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 20 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company and the Guarantor without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company, the Guarantor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

20.4                        Notes Held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company, the Guarantor or any of their Affiliates shall be deemed not to be outstanding.

21.                               NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)                                     if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)                                  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)                               if to the Company or the Guarantor, to the Company at the Company’s address set forth at the beginning hereof to the attention of the President, with a copy to the Guarantor at the Guarantor’s address set forth at the beginning hereof to the attention of the Treasurer and General Counsel, or at such other address as the Company or the Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 21 will be deemed given only when actually received.

22.                               REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced.  The Company and the Guarantor agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 22 shall not prohibit the Company, the Guarantor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

23.                               CONFIDENTIAL INFORMATION.

For the purposes of this Section 23, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company, the Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, the Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 8.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 23, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 23), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 23), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 23 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 23.

24.                               SUBSTITUTION OF PURCHASERS.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company and the Guarantor, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 7.  Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 24), such word shall be deemed to refer to such Affiliate in lieu of you.  In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company and the Guarantor of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 24), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

25.                               MISCELLANEOUS.

25.1                        Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

25.2                        Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 9.4 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

25.3                        Accounting Terms.

All accounting terms used herein that are not expressly defined in this Agreement have the meanings given to them in accordance with GAAP.  Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP and all financial statements shall be prepared in accordance with GAAP.

25.4                        Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

25.5                        Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

25.6                        Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

25.7                        Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

25.8                        Jurisdiction and Process; Waiver of Jury Trial.

(a)                                  The Guarantor and the Company irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Guarantor and the Company irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 The Guarantor and the Company agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 25.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)                                  The Company consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 25.8(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 21, to the Guarantor, as its agent for the purpose of accepting service of any process in the United States.  The Guarantor consents to process being served upon it in the same manner.  The Guarantor and the Company agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to them.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)                                 Nothing in this Section 25.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Guarantor or the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)                                  THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

25.9                        Payment in Yen.

Any payment on account of an amount that is payable hereunder or under the Notes in Yen that is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Agreement or the Notes only to the extent of the amount of Yen that such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above.  If the amount of Yen that could be so purchased is less than the amount of Yen originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order.  As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

25.10                 Date and Time References.

All references in this Agreement to any date or time shall be deemed to refer to such date or time in Tokyo, Japan, unless otherwise specified.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you, the Company and the Guarantor.

Very truly yours,

IMS JAPAN K.K.

By:	/s/ Tatsuyuki Saeki
Name:	Tatsuyuki Saeki
Title:	President and Representative Director

IMS HEALTH INCORPORATED

By:	/s/ Robert H. Steinfeld
Name:	Robert H. Steinfeld
Title:	Senior Vice President, General Counsel
and Corporate Secretary

By:	/s/ Jeffrey Ford
Name:	Jeffrey Ford
Title:	Vice President and Treasurer

The foregoing is agreed

to as of the date thereof.

AIG EDISON LIFE INSURANCE COMPANY

By:                              AIG Investment Management Co, Ltd., investment adviser

By:	/s/ Mamoru Ohara
Name:	Mamoru Ohara
Title:	Representative Director and President

AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY

By:                              AIG Global Investment Corp., investment adviser

By:	/s/ Peter DeFazio
Name:	Peter DeFazio
Title:	Vice President

AIG ANNUITY INSURANCE COMPANY

By:                              AIG Global Investment Corp., investment adviser

By:	/s/ Peter DeFazio
Name:	Peter DeFazio
Title:	Vice President

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:                              AIG Global Investment Corp., investment adviser

By:	/s/ Peter DeFazio
Name:	Peter DeFazio
Title:	Vice President

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Judith A. Gulotta
Name:	Judith A. Gulotta
Title:	Director

THE TRAVELERS INSURANCE COMPANY

By:	/s/ Judith A. Gulotta
Name:	Judith A. Gulotta
Title:	Vice President

MONUMENTAL LIFE INSURANCE COMPANY

By:	/s/ Frederick B. Howard
Name:	Frederick B. Howard
Title:	Vice President

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ Frederick B. Howard
Name:	Frederick B. Howard
Title:	Vice President

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ John P. Rafferty
Name:	John P. Rafferty
Title:	Investment Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	New York Life Investment Management LLC,
Its Investment Manager

By:	/s/ John P. Rafferty
Name:	John P. Rafferty
Title:	Vice President

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Notes” is defined in Section 1.2.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 20% or more of any class of voting or equity interests of the Guarantor or any Subsidiary or any corporation of which the Guarantor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 20% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Guarantor.

“Anti-Terrorism Order” means United States of America Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,049 (2001).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Tokyo, Japan by law are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change of Control,” “Change of Control Notice” and “Change of Control Prepayment Date” are defined in Section 9.3.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means IMS Japan K.K., a Japanese corporation.

“Confidential Information” is defined in Section 23.

“Consolidated Debt” means, as of any date, all Debt of the Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, to the extent deducted in calculating Consolidated Net Income, the sum of (i) Consolidated Interest Expense, (ii)  income tax expense, (iii) depreciation, depletion and amortization expense, (iv) other nonrecurring non-cash charges (or gains), (v) charges for the in-process research and development related to any acquisition and (vi) the non-cash charges of any share based compensation awards, to the extent such non-charges were expensed during such period in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004).  For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Guarantor or any Restricted Subsidiary shall have acquired or disposed of any Person or acquired or disposed of all or substantially all of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period, plus, to the extent deducted in calculating Consolidated Net Income, for such period, Consolidated Rentals.  For purposes of calculating Consolidated EBITDAR for any period of four consecutive quarters, if during such period the Guarantor or any Restricted Subsidiary shall have acquired or disposed of any Person or acquired or disposed of all or substantially all of the operating assets of any Person, Consolidated EBITDAR for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, including imputed interest in respect of Capital Lease obligations, deducted in the calculation of Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Guarantor and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Rentals” means, for any period, the rentals of the Guarantor and its Restricted Subsidiaries for such period under all leases of real property having a remaining term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total amount of all assets of the Guarantor and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the Amended and Restated Credit Agreement among the Guarantor, the Company, IMS AG, the lenders party thereto, and Wachovia Bank, National Association, as administrative agent, as such agreement may be amended, modified, supplemented, refinanced or replaced from time to time.

“Debt” with respect to any Person means, at any time, without duplication,

(a)                                  its liabilities for borrowed money;

(b)                                 its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to such property);

(c)                                  all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)                                 all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e)                                  any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Mizuho Corporate Bank Ltd. Tokyo in Tokyo, Japan as its “base” or “prime” rate.

“Disposition” is defined in Section 11.6.

“Dollars” or “$” means lawful money of the United States of America.

“Electronic Filing” is defined in Section 8.1(a).

“Eligible Investor” is defined in Section 7.4.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Guarantor under section 414 of the Code.

“Event of Default” is defined in Section 12.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fixed Charges” means, for any period, the sum of (i) Consolidated Rentals for such period under all leases other than Capital Leases and (ii) Consolidated Interest Expense for such period.

“Forms” is defined in Section 15.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)                                  the government of

(i)                                     Japan or any prefecture or other political subdivision thereof, or

(ii)                                  the United States of America or any state or other political subdivision thereof, or

(iii)                               any jurisdiction in which the Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Guarantor or any Subsidiary, or

(b)                                 any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantor” means IMS Health Incorporated, a Delaware corporation.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)                                  to purchase such indebtedness or obligation or any property constituting security therefor;

(b)                                 to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)                                  to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)                                 otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 16.1.

“INHAM” exemption is defined in Section 7.3(e).

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $5,000,000 in aggregate principal amount of the Notes, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan or employee benefit plan, any investment company, any insurance company, any broker or dealer, charitable foundation, or any other similar institutional investor or financial institution or entity, regardless of legal form.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“London Banking Day” is defined in Section 25.9.

“Make-Whole Amount” is defined in Section 9.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Guarantor and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Guarantor and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of the Guarantor to perform its obligations under this Agreement, or (d) the validity or enforceability of this Agreement or the Notes.

“Material Subsidiary” means, at any time, the Company or any other Restricted Subsidiary of the Guarantor that, together with all other Restricted Subsidiaries of such Restricted Subsidiary, accounts for more than (i) 5% of Consolidated Total Assets or (ii) 5% of consolidated revenue of the Guarantor and its Restricted Subsidiaries.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 7.3.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Guarantor or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.\

“Notes” is defined in Section 1.2.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or the Guarantor, as the context requires, whose responsibilities extend to the subject matter of such certificate.

“Other Purchaser” is defined in Section 2.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, joint venture, Governmental Authority, trust, unincorporated organization, or other entity of whatever nature.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Guarantor or any ERISA Affiliate or with respect to which the Guarantor or any ERISA Affiliate may have any liability.

“Priority Debt” means, as of any date, the sum (without duplication) of (a) outstanding unsecured Debt of Restricted Subsidiaries (other than the Company) other than (i) Debt owed to the Guarantor or any other Restricted Subsidiary, (ii)  Debt of a Person outstanding at the time it becomes a Restricted Subsidiary (other than an Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary) provided that such Debt was not incurred in contemplation of such Person’s becoming a Restricted Subsidiary and (iii) all Guaranties of the Notes by any Restricted Subsidiary and (b) all Debt of the Guarantor and its Restricted Subsidiaries secured by Liens other than Debt secured by Liens permitted by Sections 11.4(a) through (i).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 7.3.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Required Holders” means, at any time, the holders of more than 50% in aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or the Guarantor or any of their Affiliates).

“Response Date” is defined in Section 9.3.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or the Guarantor, as the context requires, with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means the Company and any other Subsidiary of the Guarantor (a) of which at least a majority of the voting securities are owned by the Guarantor and/or one or more Wholly Owned Restricted Subsidiaries and (b) that the Company has not designated an Unrestricted Subsidiary by notice in writing given to the holders of the Notes.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities and Exchange Law of Japan” means the Securities and Exchange Law of Japan and the rules and regulations thereunder.

“Senior Debt” means all Consolidated Debt, other than Subordinated Debt.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company or the Guarantor, as the context requires.

“Series 2006-A Notes” is defined in Section 1.1.

 “Subordinated Debt” means all unsecured Debt of the Guarantor that contains or has applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Guarantor (including the Notes).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Guarantor.

“Successor Corporation” is defined in Section 11.5.

“Supplement” is defined in Section 1.2.

“SVO” is defined in Section 4.8.

“Swapped Notes” is defined in Section 9.7(b).

“Tax” means any present or future tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding imposed by any Governmental Authority.

“Taxing Jurisdiction” is defined in Section 15.

“this Agreement” or “the Agreement” is defined in Section 20.3.

“2003 Notes” means the 4.60% Senior Notes due 2008 issued by the Guarantor and outstanding pursuant to the Note Purchase Agreement dated as of January 15, 2003 between the Guarantor and the purchasers named therein, as amended by a First Amendment to Note Purchase Agreement dated as of August 26, 2005, as such agreement may be further amended, modified or supplemented from time to time.  References to 2003 Notes includes the Note Purchase Agreement as so amended.

“Unrestricted Subsidiary” means any Subsidiary of the Guarantor, other than the Company, that has been so designated by notice in writing given to the holders of the Notes.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 of the United States of America.

“Wholly Owned Restricted Subsidiary” or “Wholly Owned Material Subsidiary” means, at any time, any Restricted Subsidiary or Material Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly Owned Restricted Subsidiaries at such time.

“Yen” or “¥” means the lawful currency of Japan.